EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Caraco Pharmaceutical Laboratories, Ltd.
Detroit, Michigan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of: the 1993 Stock Option Plan and the 1999 Equity Participation Plan (File No. 333-104429) and the 2008 Equity Participation Plan (File No. 333-158469) of our reports dated May 29, 2009, with respect to the financial statements of Caraco Pharmaceutical Laboratories, Ltd., and the effectiveness of its internal control over financial reporting, included in this Annual Report (Form 10-K) for the year ended March 31, 2009.

/s/ Rehmann Robson P.C.

Troy, Michigan
May 29, 2009